Vantage Drilling Company Reports Second Quarter 2012 Results

HOUSTON, TX--(MARKET WIRE)-July 30, 2012 -- Vantage Drilling Company ("Vantage") (NYSE MKT:VTG) reports a net loss of $10.0 million or ($0.03) per diluted share for the three months ended June 30, 2012 as compared to a net loss of $40.1 million or ($0.14) per diluted share for the three months ended June 30, 2011.

For the six months ended June 30, 2012, Vantage reports a net loss of $11.2 million or ($0.04) per diluted shares as compared to a net loss of $58.7 million or ($0.20) per diluted shares for the six months ended June 30, 2011.

In April 2012, we acquired the Titanium Explorer and have mobilized the vessel to the United States Gulf of Mexico where it is currently undergoing customer acceptance testing. The acquisition has been financed with the proceeds from the $775.0 million senior notes offering. The notes were priced at 108% of par, resulting in total proceeds to the Company in excess of $820.0 million, net of offering fees and expenses. In connection with certain pre-commencement activities of the Titanium Explorer, we recorded approximately $2.4 million of project costs as operating expenses for the three months ended June 30, 2012.

Paul Bragg, Chairman and Chief Executive Officer, commented, "We are pleased to announce another strong quarter from operations, with the jackups achieving in excess of 99% productive time and the Platinum Explorer, while out of service for the scheduled 10 days of equipment upgrades, otherwise achieved productive time in excess of 99%. Following the acquisition of the Titanium Explorer, the drillship mobilized to the US Gulf of Mexico on-time, completed coast guard inspections, and continues to progress customer acceptance."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700

Vantage Drilling Company
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Contract drilling services	$ 99,683	$ 97,977	$ 204,681	$ 184,731
Management fees	956	3,171	3,678	7,214
Reimbursables	4,486	19,946	28,615	53,780
Total revenues	105,125	121,094	236,974	245,725
Operating costs and expenses
Operating costs	50,030	65,433	119,354	142,826
General and administrative	6,704	7,402	11,964	14,249
Depreciation	16,372	16,025	32,944	32,137
Total operating costs and expenses	73,106	88,860	164,262	189,212
Income from operations	32,019	32,234	72,712	56,513
Other income (expense)
Interest income	21	22	33	60
Interest expense and other financing charges	(36,172)	(39,350)	(72,935)	(80,892)
Loss on debt extinguishment	-	(25,196)	-	(25,196)
Other income, net	216	(22)	861	1,458
Total other income (expense)	(35,935)	(64,546)	(72,041)	(104,570)
Income (loss) before income taxes	(3,916)	(32,312)	671	(48,057)
Income tax provision	6,061	7,758	11,827	10,667
Net loss	$ (9,977)	$ (40,070)	$ (11,156)	$ (58,724)

Loss per share
Basic	$ (0.03)	$ (0.14)	$ (0.04)	$ (0.20)
Diluted	$ (0.03)	$ (0.14)	$ (0.04)	$ (0.20)

Vantage Drilling Company
Consolidated Balance Sheet
(In thousands, except par value information)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 123,709	$ 110,031
Restricted cash	5,878	7,028
Trade receivables	78,221	100,908
Inventory	33,631	24,376
Prepaid expenses and other current assets	13,044	16,909
Total current assets	254,483	259,252
Property and equipment
Property and equipment	2,789,126	1,913,596
Accumulated depreciation	(140,900)	(108,521)
Property and equipment, net	2,648,226	1,805,075
Other assets
Other assets	86,375	58,173
Total other assets	86,375	58,173
Total assets	$ 2,989,084	$ 2,122,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 56,843	$ 46,362
Accrued liabilities	140,111	103,809
Total current liabilities	196,954	150,171
Long-term debt, net of premium (discount) of $22,666 and ($38,572)	2,082,666	1,246,428
Other long-term liabilities	20,054	29,755
Commitments and contingencies
Shareholders' equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 400,000 shares authorized; 292,350 and 291,241 shares issued and outstanding	292	291
Additional paid-in capital	864,921	860,502
Accumulated deficit	(175,803)	(164,647)
Total shareholders' equity	689,410	696,146
Total liabilities and shareholders' equity	$ 2,989,084	$ 2,122,500

Vantage Drilling Company
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (11,156)	$ (58,724)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	32,944	32,137
Amortization of debt financing costs	7,438	3,888
Non-cash loss on debt extinguishment	-	3,532
Share-based compensation expense	4,420	2,415
Accretion of long-term debt	-	2,582
Amortization of debt discount (premium)	(762)	5,415
Deferred income tax expense (benefit)	1,860	(128)
Loss on disposal of assets	249	-
Changes in operating assets and liabilities:
Restricted cash	1,150	22,801
Trade receivables	(10,977)	(36,303)
Inventory	(9,256)	(2,396)
Prepaid expenses and other current assets	1,476	4,130
Other assets	1,357	897
Accounts payable	10,481	9,394
Accrued liabilities	644	2,948
Net cash provided by (used in) operating activities	29,868	(7,412)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(816,722)	(116,876)
Net cash used in investing activities	(816,722)	(116,876)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior secured notes, including issue premiums of $62,000 and $15,750	837,000	240,750
Repayment of long-term debt	-	(109,716)
Debt issuance costs	(36,468)	(12,693)
Net cash provided by financing activities	800,532	118,341
Net increase (decrease) in cash and cash equivalents	13,678	(5,947)
Cash and cash equivalents-beginning of period	110,031	120,443
Cash and cash equivalents-end of period	$ 123,709	$ 114,496